Exhibit 99.1

MEDIA CONTACT:	Keith Price 330-796-1863
ANALYST CONTACT:	Barb Gould 330-796-8576
FOR IMMEDIATE RELEASE

#22915fi.604

Goodyear Announces Proposed Offering of Convertible Notes

     AKRON, Ohio, June 28, 2004 – The Goodyear Tire & Rubber Company today announced that it intends to commence an offering of approximately $150 million aggregate principal amount of convertible notes, subject to market and other customary conditions. Goodyear expects to grant the initial purchasers a 30-day option to purchase up to an additional $50 million aggregate principal amount of notes.

     Goodyear intends to use the net proceeds from the offering for general corporate purposes. General corporate purposes may include the temporary repayment of one of the company’s revolving credit facilities.

     The convertible securities, when offered, will be offered in a private placement under Rule 144A, have not been registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     This news release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

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